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INTERNATIONAL COMPUTEX PRESS RELEASE - ASPECT LITIGATION
FEBRUARY 26, 1998


                                                                   EXHIBIT 99.1



INTERNATIONAL COMPUTEX ANNOUNCES COURT RULING REGARDING ASPECT LITIGATION

Atlanta GA - February 26, 1998 / PR Newswire /


     Emil Dahan, Chief Executive Officer of International CompuTex, Inc. (NASDAQ:ICIQ) (ICI), announced today a Court ruling in a case brought against ICI and one of its employees, R. Steven Norwood, by Aspect Development, Inc. and its newly purchased subsidiary, Cadis, Inc., in the United States District Court for the Northern District of California. This action alleges that Mr. Norwood breached alleged fiduciary and contractual obligations to his former employer, Cadis, in performing his duties as Vice President of Sales of ICI, and that ICI and Norwood have used Cadis or Aspect trade secrets (in the form of alleged customer lists) and interfered with Aspect's business. In the Court's February 19, 1998 Order, the Court refused to adopt the broad relief sought by Aspect, which would have precluded ICI from doing business with customers or potential customers of Aspect or Cadis named on the alleged customer lists, without exception. The actual Order did preliminarily enjoin ICI and Norwood, until April 15, 1998, from using specified Aspect and Cadis trade secrets and soliciting customers on those lists, but permitted ICI to contact prospective customers, even if present on those lists, if at least one of the specified conditions is satisfied, including customers that were also prior or potential customers of ICI or introduced to ICI by one of its strategic marketing partners or other third party.

     Mr. Dahan reported that, "from the outset of this litigation, ICI and Mr. Norwood have flatly denied that they have or have used any confidential information of Aspect or Cadis. It is clear that this action is nothing more than an attempt by an entrenched monopolist to protect its market position from competition by a smaller company with superior technology, by subjecting ICI to substantial legal expenses and legal harassment. It is unfortunately too common in the United States that a competitor which feels threatened in the marketplace tries to use the courts as a substitute for better technology. Our customers repeatedly tell us that they are glad to have a choice in CSM software other than Aspect, particularly because of ICI's superior functionality, ease of installation and use and the open nature of ICI's solution."


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INTERNATIONAL COMPUTEX PRESS RELEASE - ASPECT LITIGATION
FEBRUARY 26, 1998


     Mr. Dahan continued that "we are pleased that the court rejected the overbroad attempt by Aspect to completely prevent competition by ICI, and that the court's order permits ICI to make sales to customers preferring our product who approach ICI, with which ICI has a prior relationship, or which are referred to ICI by third parties, including its strategic marketing partners, Information Handling Services (IHS) and IBM."

     International CompuTex is a software technology company that develops, markets and supports enterprise-wide client/server solutions and provides consulting and implementation services for the engineering and manufacturing industries. ICI specializes in helping companies improve their competitiveness and profitability through the application of Component and Supplier Management
(CSM) technology with its ItemQuest product and related services. The Company, with offices in Atlanta and Charlotte, completed its initial public offering of common stock in May 1997.

     This press release relates to pending litigation. As with any substantial litigation, there can be no assurance that the outcome of this case will be favorable to the Company, or that it will not have a material adverse impact on the business, operations and financial condition of the Company, resulting from an adverse decision, the expense of pursuing the litigation and diversion of management attention.

Contact Person:

Ralph Walter
Chief Financial Officer
Phone 770-240-2304


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